Exhibit 10.3

March 30, 2023

Timothy Lang

[***]

Dear Tim,

This letter memorializes our receipt of your letter of resignation, dated March 30, 2023, and our agreement regarding your transition from MicroStrategy Incorporated.

Per your letter of resignation, you will continue to serve in your role as Senior Executive Vice President & Chief Technology Officer until April 14, 2023 at 11:59 p.m. Eastern Time, when your resignation from that position will become effective (the “CTO Resignation Date”).

Effective immediately thereafter, and continuing until the close of business on June 30, 2023 (the “Transition Period”), you will remain employed by MicroStrategy in the role of Senior Technology Advisor, reporting to Phong Le. In this role, you will be tasked with assisting in the transition of your prior duties to other personnel and assisting MicroStrategy in effectuating your removal from any and all officer or director roles you may hold with its subsidiaries. Other than your role and responsibilities, the terms and conditions of your employment during the Transition Period will remain the same as they were immediately prior to your CTO Resignation Date. Your resignation from employment with MicroStrategy will then take effect at the close of business on June 30, 2023, after which date you will receive your final salary payment and payment for any accrued but unused vacation (and will not be eligible to receive any other payments or benefits).

Kindly confirm your agreement with the transition terms set forth in this letter by signing where indicated below. Thank you again for your contributions to MicroStrategy and we look forward to continuing to work with you during the Transition Period.

Sincerely,

/s/ Andrew Kang

Andrew Kang

Senior Executive Vice President & CFO

Accepted & Agreed as of the date first set forth above:

/s/ Timothy Lang

Timothy Lang